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                                                                     Exhibit 3.2

                             AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                       APPLIED MICRO CIRCUITS CORPORATION



     The following Amended and Restated Certificate of Incorporation of Applied Micro Circuits Corporation amends and restates the provisions of and supersedes the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 6, 1984, as amended, in its entirety.

     FIRST:  The name of this corporation is Applied Micro Circuits Corporation
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(the "Corporation").

     SECOND:  The address of the Corporation's registered office in the State of
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Delaware is 15 East North Street, City of Dover, County of Kent.  The name of its registered agent at such address is Incorporating Services Limited.

     THIRD:  The purpose of the Corporation is to engage in any lawful act or
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activity for which corporations may be organized under the General Corporation
Law of Delaware.

     FOURTH: (A) This Corporation is authorized to issue 62,000,000 shares of
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its capital stock, which shall be divided into two classes known as Common Stock and Preferred Stock, respectively.

             (B) The total number of shares of Common Stock which this Corporation is authorized to issue is 60,000,000 with a par value of $0.01 per share. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 2,000,000 with a par value of $0.01 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in this Certificate of Incorporation, and by filing a certificate pursuant to applicable law of the State of Delaware, to provide for the issuance of Preferred Stock in series and
(i) to establish from time to time the number of shares to be included in each such series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease
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shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     FIFTH:  In furtherance and not in limitation of powers conferred by
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statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal any or all of the Bylaws of the Corporation.

     SIXTH:  Elections of directors need not be by written ballot except and to
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the extent provided in the Bylaws of the Corporation.

     SEVENTH:  (A) To the fullest extent permitted by the Delaware General
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Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

               (B) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

               (C) Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     EIGHTH:  The Corporation is to have perpetual existence.
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     NINTH:  The number of directors which will constitute the whole Board of
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Directors of the Corporation shall be designated in the Bylaws of the
Corporation.

     TENTH:  Meetings of stockholders may be held within or outside the State of
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Delaware, as the Bylaws may provide.  The books of the Corporation may be kept
(subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the corporation in accordance with the provisions of Section 242 and 245 of the General Corporate Law of the State of Delaware, as amended.
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     IN WITNESS WHEREOF, the undersigned have executed this certificate on
___________________, 1997.




                                    David M. Rickey, President



                                    ________________, Secretary

     The undersigned certify under penalty of perjury that they have read the foregoing Amended and Restated Certificate of Incorporation and know the contents thereof, and that the statements therein are true.

     Executed at San Diego, California on _____________, 1997.




                                    David M. Rickey, President



                                    ________________, Secretary